UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 15, 2015

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition.

On October 15, 2015, W&T Offshore, Inc. (the “Company”) completed the previously announced sale of its interest in its Yellow Rose field in the Permian Basin, including approximately 25,800 net acres in Andrews, Martin, Gaines and Dawson counties in West Texas, to Ajax Resources, LLC (“Ajax”) for approximately $376.1 million, and the assumption of certain liabilities, subject to certain customary purchase price adjustments, pursuant to a purchase and sale agreement, dated as of August 31, 2015 (the “Purchase Agreement”). The effective date of the sale was January 1, 2015. W&T was also assigned a non-expense bearing overriding royalty interest (“ORRI”) in production from the working interests assigned to Ajax which percentage varies on a sliding scale from one percent for each month that the prompt month New York Mercantile Exchange (“NYMEX”) trading price for light sweet crude oil is at or below $70 per barrel to a maximum of four percent for each month that such NYMEX trading price is greater than $90 per barrel.

The Company used the proceeds from the transaction to pay down the outstanding balance under its revolving bank credit facility and provide additional liquidity for future operations and acquisitions.

A copy of the Purchase Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

The unaudited pro forma condensed consolidated balance sheet of the Company as of June 30, 2015 and the unaudited pro forma condensed consolidated statements of operations for the Company for the six months ended June 30, 2015 and the year ended December 31, 2014, giving effect to the sale referred to in Item 2.01, are included as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.

(d)	Exhibits.

The exhibits to this report are listed in the Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: October 21, 2015	By:	/s/ John D. Gibbons
John D. Gibbons
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

2.1*	Purchase and Sale Agreement, dated as of August 31, 2015, between W&T Offshore, Inc., as Seller, and Ajax Resources, LLC, as Buyer.

99.1	Unaudited pro forma condensed consolidated financial statements.

*	Pursuant to Item 601(b)(2) of Regulation S-K, the Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the U.S. Securities and Exchange Commission upon request.